EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-83962) on Form S-8 of CEMEX, S.A.B. de C.V. of our report dated June 19, 2012, with respect to the statement of net assets available for benefits of CEMEX, Inc. Savings Plan as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of CEMEX, Inc. Savings Plan.

/s/ MFR, P.C.

Houston, Texas
June 26, 2013